CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 623 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 26, 2014 on the financial statements and financial highlights of Portfolio 21 Global Equity Fund, a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 2, 2015